Exhibit 99.1

THE TERMS AND CONDITIONS OF THE RIGHTS OFFERING ARE SET FORTH IN THE COMPANY’S PROSPECTUS DATED [●], 2023 (AS IT MAY BE AMENDED OR SUPPLEMENTED) AND ARE INCORPORATED HEREIN BY REFERENCE. COPIES OF THE PROSPECTUS ARE AVAILABLE UPON REQUEST FROM BROADRIDGE CORPORATE ISSUER SOLUTIONS, LLC, THE SUBSCRIPTION AGENT, BY CALLING (888) 789-8409.

INSTRUCTIONS AS TO USE OF FRESH VINE WINE, INC.

NON-TRANSFERABLE SUBSCRIPTION RIGHTS CERTIFICATES

The following instructions relate to a rights offering (the “Rights Offering”) by Fresh Vine Wine, Inc., a Nevada corporation (the “Company”), to the holders of record of shares of its common stock, par value $0.001 per share (the “Common Stock”), as described in the Company’s Prospectus, dated [•], 2023 (the “Prospectus”). Holders of record of shares of Common Stock as of 5:00 p.m.. New York City time, on February 22, 2023 (the “Record Date”) will receive, at no charge, non-transferable subscription rights (the “Rights”) to subscribe for and purchase Units at a subscription price of $1.00 per Unit (the “Subscription Price”). Each Unit consists of one share of Common Stock and a warrant to purchase one share of Common Stock (the “Warrants”).

Each holder will receive 0.5 Rights for each share of Common Stock owned as of the Record Date. Each full Right will entitle the holder to purchase one Unit ( a “Basic Subscription Right”).  Holders who fully exercise their Basic Subscription Right will be entitled to exercise an over-subscription privilege to subscribe for and purchase, for the Subscription Price, additional Units that remain unsubscribed as a result of unexercised Basic Subscription Rights (the “Oversubscription Privilege”), subject to proration.

Broadridge Corporate Issuer Solutions, LLC is acting as subscription agent for the Rights Offering (the “Subscription Agent”).

The Rights will expire at 5:00 p.m., New York City time, on March 9, 2023, unless such time is extended by the Company as described in the Prospectus (such date and time, as the same may be extended, the “Expiration Date”).

Rights may only be exercised in whole numbers; the Company will not issue fractional Units and will round all of the Rights down to the nearest whole number. To the extent that rounding occurs, any excess subscription payments received by the Subscription Agent will be returned as soon as practicable after expiration of the Rights Offering, without interest or deduction. The Rights will be evidenced by non-transferable subscription Rights certificates (“Rights Certificates”). The number of shares of Common Stock owned by you as of the Record Date is printed on your Rights Certificate. You should indicate your wishes with regard to the exercise of your Rights, including the exercise of your Basic Subscription Right and Over-Subscription Privilege, if any, by completing the appropriate section on the back of your Rights Certificate and returning the Rights Certificate with your payment to the Subscription Agent in the envelope provided, or, if you hold your shares of Common Stock in the name of a broker, dealer, bank or other nominee, by instructing your broker, custodian bank or other nominee to do so on your behalf.

You are required to submit payment in full for all the Units you wish to buy with your Basic Subscription Right and Over-Subscription Privilege. If an insufficient number of Units is available to fully satisfy all Over-Subscription Privilege requests, Rights holders who exercise their Over-Subscription Privilege will receive the available Units pro rata based on the number of shares of Common Stock held by all record holders exercising the over-subscription privilege. To the extent you properly exercise your Over-Subscription Privilege for a number of Units that exceeds the number of unsubscribed Units available to you, any excess subscription payment received by the Subscription Agent will be returned to you as soon as practicable, without interest or deduction.

Do not send the Subscription Rights Certificate or payment to the Company. If you wish to participate in the Rights Offering, the Subscription Agent must receive your properly completed and duly executed Subscription Rights Certificate and any other required document, with full payment of the aggregate Subscription Price, including final clearance of any checks, before 5:00 p.m., New York City time, on the Expiration Date. Once you have exercised your Rights, you may not cancel, revoke or otherwise amend the exercise of your Rights. Any Rights that are not exercised prior to the Expiration Date will be void, of no value and will cease to be exercisable for Units, and you will have no further rights under them.

YOUR RIGHTS CERTIFICATE(S) AND FULL SUBSCRIPTION PAYMENT FOR EACH RIGHT THAT IS EXERCISED PURSUANT TO THE BASIC SUBSCRIPTION RIGHT PLUS THE FULL SUBSCRIPTION PRICE FOR ANY ADDITIONAL AMOUNT OF UNITS SUBSCRIBED FOR PURSUANT TO THE OVER-SUBSCRIPTION PRIVILEGE, INCLUDING FINAL CLEARANCE OF ANY CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. ONCE A HOLDER OF RIGHTS HAS EXERCISED THE BASIC SUBSCRIPTION RIGHT OR THE OVER-SUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED. RIGHTS NOT VALIDLY EXERCISED PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE WILL EXPIRE. IN CASE YOU HOLD RIGHTS THROUGH A BROKER, CUSTODIAN BANK OR OTHER NOMINEE, YOU SHOULD VERIFY THE DEADLINE FOR DELIVERING YOUR INSTRUCTION WITH YOUR BROKER, CUSTODIAN BANK OR OTHER NOMINEE.

1. Method of Subscription — Exercise of Rights.

Your Rights are evidenced by a non-transferable Rights Certificate, which will be a physical certificate issued through the facilities of the Subscription Agent. The Rights Certificates will be delivered to record holders; if your Common Stock is registered in the name of a broker, dealer, custodian bank or other nominee (the “nominee”), your Rights Certificate will be delivered to such nominee on your behalf.

The Rights may be exercised by registered holders of Rights by completing and signing the Rights Certificate and delivering the completed and duly executed Rights Certificate, together with the full subscription payment for all the Units you wish to buy with your Basic Subscription Right and Over-Subscription Privilege, to the Subscription Agent at the address set forth below. Completed Rights Certificates and related payments, including final clearance of any uncertified checks, must be received by the Subscription Agent prior to 5:00 p.m., New York City time, on the Expiration Date.

If you hold your shares of Common Stock in the name of a broker, dealer, bank or other nominee and you wish to exercise your Rights, you should instruct your nominee to exercise your Rights on your behalf by delivering all documents and payment on your behalf prior to 5:00 p.m., New York City time, on the Expiration Date. This means that you should give such instructions to your nominee sufficiently in advance of the Expiration Date to enable nominee to exercise your Rights on your behalf before the Expiration Date. The Company will ask your nominee to notify you of the Rights Offering. You should complete and return to your nominee the appropriate subscription documentation you receive from such nominee. Your Rights will not be considered exercised unless the Subscription Agent receives from your nominee all of the required documents and your full subscription payment prior to 5:00 p.m., New York City time, on the Expiration Date. Nominee holders of Rights will be required to certify to the Subscription Agent, before any Right may be exercised with respect to any particular beneficial owner, as to the aggregate number of Units subscribed for pursuant to the Right by such beneficial owner.

Nominees who hold shares of Common Stock for the account of others should notify the respective beneficial owners as soon as possible to ascertain the beneficial owners’ intentions and to obtain instructions with respect to the Rights. If the beneficial owner so instructs, the nominee should exercise the Rights on behalf of the beneficial owner and deliver all documents and payment prior to 5:00 p.m., New York City time, on the Expiration Date. Whether you are a record holder or hold through a nominee, the Company will not be obligated to honor your exercise of Rights if the Subscription Agent receives the documents, including payment, relating to your exercise from you or from your nominee, as applicable, after the Expiration Date, regardless of when you transmitted the documents.

The Company and the Subscription Agent will accept only properly completed and duly executed Rights Certificates actually received at the applicable address listed below, prior to 5:00 p.m., New York City time, on the Expiration Date.

If you are the record holder, the Rights Certificate and payment must be delivered to the Subscription Agent by one or more of the following methods:

If delivering by registered first class mail:	If delivering by express mail, courier or other expedited service:

Broadridge Corporate Issuer Solutions, LLC Attn: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0718	Broadridge Corporate Issuer Solutions, LLC Attn: BCIS IWS 51 Mercedes Way Edgewood, NY 11717

DELIVERY TO AN ADDRESS OTHER THAN THAT PROVIDED ABOVE DOES NOT CONSTITUTE VALID DELIVERY AND, ACCORDINGLY, MAY BE REJECTED BY THE COMPANY. PLEASE DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO THE COMPANY.

If you do not indicate the number of Rights being exercised, or do not send sufficient funds to purchase the number of Units requested, then the Subscription Agent will have the right to reject and return your subscription for correction.

2. Payment Method.

Your payment must be made in U.S. dollars for the full number of Units you wish to acquire under the Rights by one of the following methods:

●	a cashier’s check, certified check, or bank draft drawn against a U.S. bank payable to “Broadridge Corporate Issuer Solutions, LLC”; or

●	wire transfer of immediately available funds to accounts maintained by the Subscription Agent for purposes of accepting subscriptions in the rights offering:

Routing number: 123000848

International/Swift code: USBKUS44IMT

Bank: U.S. Bank

800 Nicollet Mall

City/State/Country: Minneapolis, MN 55402 United States

Beneficiary Account Name: Broadridge

Account Number: 153910728465

Reference: Fresh Vine Wine Rights Offering

For Further Credit Name: Fresh Vine Wine

For Further Credit Account Number: 153912159271

If you send payment via check, payment will not be deemed to have been received by the Subscription Agent until the check has cleared, which may require five (5) or more business days. Payment received after the Expiration Date of the Rights Offering, including any uncertified checks which have not cleared by the Expiration Date, will not be honored, and, in such event, the Subscription Agent will return your payment to you, without interest, as soon as practicable.

3. Issuance of Common Stock and Warrants.

As soon as practicable after the expiration of the Rights Offering, we expect to close on subscriptions and for the Subscription Agent to arrange for the issuance of the shares of Common Stock and Warrants purchased in the Rights Offering. At closing, all prorating calculations and reductions contemplated by the terms of the Rights Offering will have been effected and payment to us for the subscribed-for Units will have cleared. All shares and Warrants that you purchase in the Rights Offering will be issued in book-entry, or uncertificated, form meaning that you will receive a direct registration, or DRS, account statement from our transfer agent reflecting ownership of these securities if you are a holder of record. If you hold your Common Stock in the name of a broker, dealer, bank or other nominee, DTC will credit your account with your nominee with the securities you purchase in the Rights Offering. Computershare Trust Company, N.A. is acting as the warrant agent in this offering.

4. Sale or Transfer of Rights.

The Rights granted to you are non-transferable and therefore, you may not sell, transfer or assign your Rights to anyone.

5. Commissions, Fees and Expenses

If you wish to exercise your Rights, the only cost to you will be the payment of the Subscription Price for purchase of the Units in the Rights Offering. We will pay all fees charged by the Subscription Agent and Information Agent. The Company is not charging any fees or commissions in connection with the issuance of the Rights to you or the exercise of your Rights. If you hold your shares of Common Stock through a nominee, you may be required to pay your nominee certain service or administration fees in connection with the exercise of your Rights. Please check with your nominee in such regard. The Company is not responsible for covering or reimbursing any such fees.

6. Execution.

●	Execution by Registered Holder. The signature on the Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Rights Certificate without any alteration or change whatsoever. Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing on behalf of the registered holder and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

●	Execution by Person Other than Registered Holder. If the Rights Certificate is executed by a person other than the holder named on the face of the Rights Certificate, proper evidence of authority of the person executing the Rights Certificate must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.

●	Signature Guarantees. Your signature must be guaranteed by an Eligible Institution if you specify special delivery instructions.

7. Method of Delivery.

The method of delivery of Rights Certificates and payment of the subscription payments to the Subscription Agent will be at the election and risk of the participating Rights holder, but, if sent by mail, it is recommended that such certificates and payments be sent by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and clearance of payment prior to 5:00 p.m., New York City time, on the Expiration Date. If you are a beneficial owner, you must act promptly to ensure that your nominee acts for you and that all required certificates and payments are actually received by the Subscription Agent prior to the Expiration Date of the Rights Offering. The Company is not responsible if your nominee fails to ensure that all required certificates and payments are actually received by the Subscription Agent prior to the Expiration Date of the Rights Offering.

8. No Revocation.

All exercises of Rights are irrevocable.

9. Special Provisions Relating to the Delivery of Rights Through DTC.

In the case of Rights that are held of record through the Depository Trust Company (“DTC”), exercises of Rights may be effected by submitting your subscription through DTC no later than 5:00 p.m., New York City time, on the Expiration Date, the required certification as to the number of Units to be subscribed for under the Basic Subscription Right and the Over-Subscription Privilege, if applicable, by each beneficial owner of Rights on whose behalf such nominee is acting, together with payment in full of the aggregate Subscription Price for amount invested under the Basic Subscription Right and the Over-Subscription Privilege on behalf of all such beneficial owners.

10. Determinations Regarding the Exercise of Your Rights.

The Company will resolve, in its sole discretion, all questions regarding the validity and form of the exercise of your Rights, including time of receipt and eligibility to participate in the Rights Offering. Such determinations will be final and binding. Once made, subscriptions are irrevocable, and the Company will not accept any alternative, conditional or contingent subscriptions or directions. The Company reserves the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before 5:00 p.m., New York City time, on the Expiration Date, unless the Company waives them in its sole discretion. Neither the Company nor the Subscription Agent is under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to the Company’s right to withdraw or terminate the Rights Offering, only when the Subscription Agent receives a properly completed and duly executed Rights Certificate and payment in full of the aggregate Subscription Price for all of the Units for which you have subscribed. The Company’s interpretations of the terms and conditions of the Rights Offering will be final and binding.

FOR QUESTIONS REGARDING THE RIGHTS OFFERING, ASSISTANCE REGARDING THE METHOD OF EXERCISING RIGHTS OR FOR ADDITIONAL COPIES OF RELEVANT DOCUMENTS, PLEASE CONTACT BROADRIDGE CORPORATE ISSUER SOLUTIONS, LLC, THE SUBSCRIPTION AND INFORMATION AGENT, TOLL-FREE AT (888) 789-8409 OR BY EMAIL AT SHAREHOLDER@BROADRIDGE.COM.

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